Exhibit 99.1

Tronox Reports Fourth Quarter and Full Year 2022 Financial Results

Free cash flow above expectations due to cash management initiatives

STAMFORD, Conn., Feb. 15, 2023/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2022:

Fourth Quarter 2022 Financial Highlights:

•	Revenue of $649 million

•	Income from operations of $36 million; Net loss of $14 million

•	Adjusted EBITDA of $113 million; Adjusted EBITDA margin of 17.4% (non-GAAP)

•	GAAP diluted loss per share of $0.09; Adjusted diluted loss per share of $0.17 (non-GAAP)

•	Free cash flow of $126 million (non-GAAP)

Full Year 2022 Financial Highlights:

•	Total revenue of $3,454 million

•	Income from operations of $458 million; Net income of $500 million (includes $301M of tax valuation allowance reversals)

•	Adjusted EBITDA of $875 million; Adjusted EBITDA margin of 25.3% (non-GAAP)

•	GAAP diluted EPS of $3.16; Adjusted diluted EPS of $1.98 (non-GAAP)

•	Capital expenditures of $428 million

•	Free cash flow of $170 million (non-GAAP)

•	Reduced total debt to $2.5 billion

Outlook:

•	Q1 2023 Adjusted EBITDA expected to be $120-130 million

This outlook is based on Tronox’s current views of global economic activity and is subject to changes and impacts associated with global supply chain and inflation-related challenges, among others.

Note: For the Company’s guidance with respect to Q1 2023 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Financial Results for the Quarter Ending December 31, 2022

($M unless otherwise noted)		Q4 2022	Q4 2021	Y-o-Y%∆	Q3 2022	Q-o-Q%∆
Revenue		$649	$884	(27)%	$895	(27)%
TiO2		$478	$675	(29)%	$673	(29)%
Zircon		$91	$119	(24)%	$128	(29)%
Other products		$80	$91	(12)%	$94	(15)%
Income from operations		$36	$134	(73)%	$163	(78)%
Net Income (Loss)		$(14)	$87	(116)%	$123	(111)%
Net Income (Loss) attributable to Tronox		$(15)	$83	(118)%	$121	(112)%
GAAP diluted earnings (loss) per share		$(0.09)	$0.52	(117)%	$0.77	(112)%
Adjusted diluted earnings (loss) per share		$(0.17)	$0.53	(132)%	$0.69	(125)%
Adjusted EBITDA		$113	$233	(52)%	$247	(54)%
Adjusted EBITDA Margin %		17.4%	26.4%	(900) bps	27.6%	(1020) bps
Free cash flow		$126	$50	152%	$25	404%

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price	FX	Volume	Price	FX
TiO2	(34)%	7%	(2)%	(28)%	(1)%	0%
Zircon	(44)%	20%	-	(30)%	1%	-

Co-CEOs’ Remarks

“We are proud of the perseverance of our organization throughout 2022, particularly as the year ended very different from where it began,” commented Jean-François Turgeon, co-chief executive officer. “The first half of 2022 began with considerable momentum while the second half was characterized by a significant market pullback starting in China, followed by Asia Pacific ex-China, EMEA and the Americas. Despite year-over-year fourth quarter volume declines of 34% for TiO2 and 44% for zircon, respectively, we were able to achieve full year 2022 Adjusted EBITDA of $875 million and Adjusted EBITDA margins in the mid-20s, while generating full year free cash flow of $170 million after investing $428 million in capital expenditures. These results were driven by prudent management of production and our cost structures to align with end customer demand, while remaining focused on our commercial pricing strategy. As we enter into 2023, we will maintain a relentless focus on sustainability and safety; continue to align production with customer demand and aggressively reduce costs; and manage our key capital projects without losing sight of the long-term benefits to Tronox including reducing our costs per ton. We also aim to generate strong free cash flow across a variety of economic scenarios.”

John D. Romano, co-chief executive officer added, “We remain well-positioned in the market given our differentiated, vertically integrated business model and the strength of our operations. Based on what we know today, we expect to see market demand continue to grow as we move throughout the coatings season. Compared to the fourth quarter, we expect that throughout 2023, EBITDA will continue to grow and margins will expand driven by growing sales volumes and lower costs as we start to see relief in input prices as well as improving operational efficiencies that will lead us to benefit from fixed cost leverage on growing production volumes, particularly in the second half. First quarter TiO2 sales volume levels are expected to increase sequentially in the low- to mid-teens on a percent basis, but will remain depressed relative to the first quarter of 2022, which was the strongest quarter of 2022. As we communicated in the fourth quarter, impacts from operational challenges at our site at KZN, South Africa from a fire and the historical flooding at the new Atlas Campaspe mine site in Australia drove higher than anticipated costs in the fourth quarter of 2022. We expect to see continued impacts from these events in the first quarter, namely on zircon tons available for sale and on the cost of ore from the new mine. As a result of these commercial dynamics and the hangover effect from the fourth quarter events, we expect first quarter 2023 Adjusted EBITDA to be in the range of $120 million to $130 million and Adjusted EBITDA margins to remain in the high teens. The impact to zircon production and our Australian ore costs is expected to improve within the first quarter, and we therefore anticipate a greater recovery to EBITDA as we move into the second and third quarters.”

Mr. Turgeon concluded, “We were able to reach an important milestone this month at Atlas Campaspe, as the heavy mineral concentrate being produced is now being trucked off the site using an alternate haul road, an exciting accomplishment given the significant impact of the late 2022 floods on our inability to use the original roadways. Although the benefits are delayed relative to our initial expectations as the primary roads remain under water, we are enthusiastic about the value this mine will bring to our operations and the improvement we will see to our bottom line from utilizing this feedstock beginning with our second quarter results. Navigating 2022 and, in particular, the challenges that arose late in the year would not have been possible without the commitment from our ~6,500 global employees whose swift action, focus and perseverance continue to allow us to deliver in the face of numerous external pressures, so we would like to extend a thank you to our Tronox team.”

Fourth Quarter 2022 Results

(Comparisons are to prior year (Q4 2022 vs. Q4 2021) unless otherwise noted)

The Company reported fourth quarter revenue of $649 million, a decrease of 27%, primarily driven by lower sales volumes. Revenue from TiO2 sales was $478 million, a decrease of 29% driven by a 34% decrease in TiO2 volumes, partially offset by a 7% price increase on a US dollar basis and an unfavorable 2% impact from exchange rates. Sequentially, TiO2 volumes declined 28%, within the guided range, and average selling prices declined 1%.

Zircon revenue decreased 24% to $91 million, driven by a 44% decrease in volumes partially offset by a 20% increase in average selling prices. Sequentially, zircon volumes declined 30%, due to lower production as a result of the previously reported fourth quarter events that impacted tons available for sale, namely the fire at the mineral separation facility at KZN in South Africa and the historic flooding in Australia that delayed the commissioning of the Atlas Campaspe mine. Average selling prices increased 1% sequentially.

Revenue from other products was $80 million, which represented a 12% decrease, due primarily to lower pig iron volumes due to shipment timing.

Net loss attributable to Tronox of $15 million, or $0.09 loss per diluted share, compared to net income of $83 million, or $0.52 earnings per diluted share in the year-ago period. Excluding non-recurring adjustments totaling $12 million or $0.08 per diluted share, adjusted net loss attributable to Tronox (non-GAAP) was $27 million, or $0.17 loss per diluted share.

Adjusted EBITDA of $113 million decreased by 52% resulting in an Adjusted EBITDA margin of 17.4% for the fourth quarter. The decrease in Adjusted EBITDA versus the prior year was driven primarily by higher production costs including freight rates and lower sales volumes, partially offset by improved selling prices across all products and favorable exchange rates.

Sequentially, Adjusted EBITDA declined 54% on lower sales volumes, higher production costs including freight rates and lower sales prices, partially offset by favorable exchange rates.

The Company's selling, general and administrative expenses were $69 million in the quarter. Net interest expense was $30 million. Depreciation, depletion and amortization expense was $68 million.

Full Year 2022 Results

The Company reported full-year revenue of $3,454 million, a decrease of 3% year-over-year. Net income attributable to Tronox was $497 million, or $3.16 per diluted share. Excluding non-recurring adjustments totaling $186 million or $1.18 per diluted share, adjusted net income attributable to Tronox (non-GAAP) was $311 million or $1.98 per diluted share. Adjusted EBITDA of $875 million decreased 8% compared to $947 million in the prior year, while Adjusted EBITDA margin of 25.3% decreased 120 basis points compared to the prior year.

Balance Sheet, Cash Flow and Capital Allocation

Tronox reduced its total debt to $2.5 billion as of December 31, 2022. Net leverage at the end of 2022 was 2.8x. Available liquidity at the end of the quarter totaled $608 million, including $164 million in cash and cash equivalents and $444 million under existing revolving credit agreements.

Full year 2022 free cash flow totaled $170 million after $428 million in capital expenditures, including investments in key projects such as newTRON and Atlas Campaspe. These investments are expected to generate returns significantly above the Company’s cost of capital. As part of its capital allocation strategy, Tronox expects to continue to invest in cost reduction-, growth- and vertical integration-related projects.

In November 2021, Tronox's Board of Directors authorized the repurchase of up to $300 million of the Company's ordinary shares through February 2024. As of December 31, 2022, there is ~$250 million remaining under the program. Tronox intends to allocate remaining free cash flow after capital expenditures and dividend payments towards continued debt reductions and opportunistic share repurchases.

Sustainability

In 2022, Tronox made significant strides on its environmental, social and governance (“ESG”) efforts. In June, the Company accelerated its carbon reduction targets to achieve a 35% reduction by 2025 and a 50% reduction by 2030, relative to its 2019 baseline. The Company remains committed to align with a global warming scenario of below 2o centigrade and to achieve a target of “net zero” greenhouse gas emissions and zero waste to external dedicated landfills by 2050 among other ESG-related commitments. In March, Tronox announced a significant renewable energy project in South Africa that is expected to lower worldwide scope 1 and 2 emissions by approximately 13%. In 2022, the Company added additional disclosures on climate related risks to align with TCFD and SASB standards. Additionally, the Company is continuing to explore ways to reduce waste and increase value from its mining business, including realizing increasing value from higher value co-product streams including rare earths minerals.

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, February 16, 2023, at 8:00 a.m. ET (New York). The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com

Dial-in Telephone Numbers:

United States: +1.844.200.6205

International: +1.929.526.1599

Access Code: 301185

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on February 16, 2023, by 11:00 a.m. ET (New York), until February 21, 2023, 5:00 p.m. ET (New York)

Internet Replay: http://investor.tronox.com

Replay Dial-in Telephone Numbers:

United States: +1.866.813.9403

International: +44 204 525 0658

Replay Access Code: 643926

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of project newTRON and Atlas Campaspe, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$649	$884	$3,454	$3,572
Cost of goods sold	544	666	2,622	2,677
Gross profit	105	218	832	895
Selling, general and administrative expenses	69	84	289	318
Venator settlement	—	—	85	—
Income from operations	36	134	458	577
Interest expense	(33)	(34)	(125)	(157)
Interest income	3	3	9	7
Loss on extinguishment of debt	—	(5)	(21)	(65)
Other (expense) income, net	(25)	6	(13)	12
(Loss) Income before income taxes	(19)	104	308	374
Income tax (provision) benefit	5	(17)	192	(71)
Net (loss) income	(14)	87	500	303
Net income attributable to noncontrolling interest	1	4	3	17
Net (loss) income attributable to Tronox Holdings plc	$(15)	$83	$497	$286

(Loss) Earnings per share:
Basic	$(0.09)	$0.54	$3.21	$1.88
Diluted	$(0.09)	$0.52	$3.16	$1.81

Weighted average shares outstanding, basic (in thousands)	154,526	153,935	154,867	152,056
Weighted average shares outstanding, diluted (in thousands)	154,526	159,837	157,110	157,945

Other Operating Data:
Capital expenditures	114	89	428	272
Depreciation, depletion and amortization expense	68	70	269	297

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(15)	$83	$497	$286
Transaction costs (a)	—	—	—	18
Venator settlement (b)	—	—	85	—
Loss on extinguishment of debt (c)	—	5	21	57
Pension settlement loss (d)	15	—	15	—
Other (e)	(8)	8	(3)	12
Withholding tax accrued (f)	4	—	4	—
Tax valuation allowance (g)	(23)	(8)	(301)	(8)
Brazilian tax credits (h)	—	(3)	—	(3)
Income tax expense - deferred tax assets (i)	—	—	(7)	—
Adjusted net income (loss) attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$(27)	$85	$311	$362

Diluted net (loss) income per share (U.S. GAAP)	$(0.09)	$0.52	$3.16	$1.81

Transaction costs, per share	—	—	—	0.11
Venator settlement, per share	—	—	0.54	—
Loss on extinguishment of debt, per share	—	0.03	0.13	0.36
Pension settlement loss, per share	0.10	—	0.09	—
Other, per share	(0.05)	0.05	(0.02)	0.08
Withholding tax accrued, per share	0.03	—	0.03	—
Tax valuation allowance, per share	(0.15)	(0.05)	(1.92)	(0.05)
Brazilian tax credits, per share	—	(0.02)	—	(0.02)
Income tax expense - deferred tax assets, per share	—	—	(0.04)	—
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP)	$(0.17)	$0.53	$1.98	$2.29

Weighted average shares outstanding, diluted (in thousands)	154,526	159,837	157,110	157,945

(a) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.

(b) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Consolidated Statements of Operations.

(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.  2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029, and 5) certain discretionary prepayments made primarily on our term loan in the US.

(d) Represents a non-cash pension settlement loss due to the settling of low-dollar valued amounts in our U.S. Qualified Plan.

(e) Represents other activity not representative of the ongoing operations of the Company.

(f) Represents potential withholding tax due to the Chinese government for historic distributable income generated.

(g) 2022 amount represents the reversal of the tax valuation allowance associated with unlimited lived deferred tax assets primarily within our Australian jurisdictions.  2021 amount represents the reversal of the tax valuation allowance associated with unlimited live deferred tax assets within our Saudi Arabia jurisdiction.

(h) Represents a portion of Brazilian tax credits realized during 2021 generated from operations prior to the Cristal acquisition.

(i) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.

(1) Only the loss on extinguishment of debt and pension settlement loss amounts and certain other items have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$164	$228
Restricted cash	—	4
Accounts receivable (net of allowance of $4 in 2022 and $4 in 2021)	377	631
Inventories, net	1,278	1,048
Prepaid and other assets	135	132
Income taxes receivable	6	6
Total current assets	1,960	2,049
Noncurrent Assets
Property, plant and equipment, net	1,830	1,710
Mineral leaseholds, net	701	747
Intangible assets, net	250	217
Lease right of use assets, net	136	85
Deferred tax assets	1,233	985
Other long-term assets	196	194
Total assets	$6,306	$5,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$486	$438
Accrued liabilities	252	328
Short-term lease liabilities	20	26
Short-term debt	50	—
Long-term debt due within one year	24	18
Income taxes payable	18	12
Total current liabilities	850	822
Noncurrent Liabilities
Long-term debt, net	$2,464	$2,558
Pension and postretirement healthcare benefits	89	116
Asset retirement obligations	153	139
Environmental liabilities	51	66
Long-term lease liabilities	110	55
Deferred tax liabilities	153	157
Other long-term liabilities	33	32
Total liabilities	3,903	3,945

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 154,496,923 shares issued and outstanding at December 31, 2022 and 153,934,677 shares issued and outstanding at December 31, 2021	2	2
Capital in excess of par value	2,043	2,067
Retained Earnings	1,080	663
Accumulated other comprehensive loss	(768)	(738)
Total Tronox Holdings plc shareholders’ equity	2,357	1,994
Noncontrolling interest	46	48
Total equity	2,403	2,042
Total liabilities and equity	$6,306	$5,987

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$500	$303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	269	297
Deferred income taxes	(261)	15
Share-based compensation expense	26	31
Amortization of deferred debt issuance costs and discount on debt	8	11
Loss on extinguishment of debt	21	65
Other non-cash affecting net income	50	36
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net	233	(108)
(Increase) decrease in inventories, net	(255)	53
Decrease (increase) in prepaid and other assets	47	53
(Decrease) increase in accounts payable and accrued liabilities	(5)	53
Net changes in income tax payables and receivables	5	9
Changes in other non-current assets and liabilities	(40)	(78)
Cash provided by operating activities	598	740

Cash Flows from Investing Activities:
Capital expenditures	(428)	(272)
Insurance proceeds	-	1
Proceeds from the sale of assets	13	2
Cash used in investing activities	(415)	(269)

Cash Flows from Financing Activities:
Repayments of short-term debt	(113)	-
Repayments of long-term debt	(516)	(3,212)
Proceeds from short-term debt	142	-
Proceeds from long-term debt	396	2,472
Repurchase of common stock	(50)	-
Debt issuance costs	(4)	(37)
Call premium paid	(18)	(40)
Dividends paid	(87)	(65)
Restricted stock and performance-based shares settled in cash for taxes	-	(3)
Proceeds from the exercise of stock options	-	8
Cash used in financing activities	(250)	(877)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(1)	(10)

Net decrease in cash and cash equivalents and restricted cash	(68)	(416)
Cash and cash equivalents and restricted cash at beginning of period	232	648
Cash and cash equivalents and restricted cash at end of period	$164	$232

TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net (loss) income (U.S. GAAP)	$(14)	$87	$500	$303
Interest expense	33	34	125	157
Interest income	(3)	(3)	(9)	(7)
Income tax provision (benefit)	(5)	17	(192)	71
Depreciation, depletion and amortization expense	68	70	269	297
EBITDA (non-U.S. GAAP)	79	205	693	821
Share-based compensation (a)	5	8	26	31
Transaction costs (b)	—	—	—	18
Venator settlement (c)	—	—	85	—
Loss on extinguishment of debt (d)	—	5	21	65
Foreign currency remeasurement (e)	4	(2)	3	(16)
Pension settlement loss (f)	20	—	20	—
Other items (g)	5	17	27	28
Adjusted EBITDA (non-U.S. GAAP)	$113	$233	$875	$947

(a) Represents non-cash share-based compensation.

(b) 2021 amount represents the breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.

(c) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Consolidated Statements of Operations.

(d) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new loan which closed in April 2022. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) several voluntary prepayments made on the Term Loan Facility.

(e) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

(f) Represents a non-cash pension settlement loss due to the settling of low-dollar valued amounts in our U.S. Qualified Plan.

(g) Includes noncash pension and postretirement costs, asset write-offs, accretion expense, severance expense, and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended and year ended December 31, 2022:

	Year Ended December 31, 2022	Nine Months Ended September 30, 2022	Three Months Ended December 31, 2022
Cash provided by operating activities	$598	$358	$240
Capital expenditures	(428)	(314)	(114)
Free cash flow (non-U.S. GAAP)	$170	$44	$126